Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Unless otherwise stated or the context otherwise indicates, all references to “Phillips 66 Partners,” “the Partnership,” “us,” “our,” “we” or similar expressions refer to Phillips 66 Partners LP, including its consolidated subsidiaries. References to Phillips 66 may refer to Phillips 66 and/or its subsidiaries, depending on the context. References to our “General Partner” refer to Phillips 66 Partners GP LLC, and references to Phillips 66 PDI refer to Phillips 66 Project Development Inc., the Phillips 66 subsidiary that holds a limited partner interest in us.

Management’s Discussion and Analysis is the Partnership’s analysis of its financial performance and of significant trends that may affect future performance. It should be read in conjunction with the supplemental combined financial statements and notes included in Exhibit 99.2 to this Current Report on Form 8-K. It contains forward-looking statements including, without limitation, statements relating to the Partnership’s plans, strategies, objectives, expectations and intentions. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. The Partnership does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the Partnership’s disclosures under the heading: “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

BUSINESS ENVIRONMENT AND EXECUTIVE OVERVIEW

Partnership Overview
We are a growth-oriented master limited partnership formed to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids (NGL) pipelines and terminals, and other transportation and midstream assets. Our common units trade on the New York Stock Exchange under the symbol PSXP.

Our assets consist of crude oil, refined petroleum products and NGL transportation, terminaling and storage systems, as well as an NGL fractionator. We conduct our operations through both wholly owned and joint-venture operations. The majority of our wholly owned assets are associated with, and are integral to the operation of, nine of Phillips 66’s owned or joint-venture refineries.

We primarily generate revenue by providing fee-based transportation, processing, terminaling, storage and NGL fractionation services to Phillips 66 and other customers. Our equity affiliates primarily generate revenue from transporting and terminaling NGL, refined petroleum products and crude oil. Since we do not own any of the NGL, crude oil and refined petroleum products we handle and do not engage in the trading of NGL, crude oil and refined petroleum products, we have limited direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term.

Basis of Presentation
See the “Basis of Presentation” section of Note 1—Business and Basis of Presentation, in the Notes to Supplemental Combined Financial Statements included in Exhibit 99.2 to this Current Report on Form 8-K, for additional information on the content and comparability of our historical financial statements.

On October 6, 2017, we acquired an indirect 25 percent interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC (together, Bakken Pipeline) and a direct 100 percent interest in Merey Sweeny, L.P. (MSLP and, collectively with Bakken Pipeline, the Bakken Pipeline/MSLP Acquisition). See Note 4— Acquisitions in the Notes to Supplemental Combined Financial Statements included in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

How We Evaluate Our Operations
Our management uses a variety of financial and operating metrics to analyze our performance, including: (1) volumes handled (including pipeline throughput, terminaling throughput and storage volumes); (2) operating and maintenance expenses; (3) net income (loss) before net interest expense, income taxes, depreciation and amortization (EBITDA); (4) adjusted EBITDA; and (5) distributable cash flow.

Volumes Handled
The amount of revenue we generate primarily depends on the volumes of crude oil, refined petroleum products and NGL that we handle in our pipeline, terminal, rail rack, processing, storage and NGL fractionator systems. In addition, our equity affiliates generate revenue from transporting and terminaling NGL, crude oil and refined petroleum products. These volumes are primarily affected by the supply of, and demand for, NGL, crude oil and refined petroleum products in the markets served directly or indirectly by our assets, as well as the operational status of the refineries served by our assets. Phillips 66 has committed to minimum throughput volumes under many of our commercial agreements.

Operating and Maintenance Expenses
Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses primarily consist of labor expenses (including contractor services), utility costs, and repair and maintenance expenses. These expenses generally remain relatively stable across broad ranges of throughput volumes, but can fluctuate from period to period depending on the mix of activities, particularly maintenance activities, performed during the period. Although we seek to manage our maintenance expenditures on our facilities to avoid significant variability in our quarterly cash flows, we balance this approach with our high standards of safety and environmental stewardship, such that critical maintenance is regularly performed.

Our operating and maintenance expenses are also affected by volumetric gains/losses resulting from variances in meter readings and other measurement methods, as well as volume fluctuations due to pressure and temperature changes. Under certain commercial agreements with Phillips 66, the value of any NGL, crude oil, or refined petroleum product volumetric gain/loss is determined by reference to the monthly average reference price for the applicable commodity. Any gains and losses under these provisions decrease or increase, respectively, our operating and maintenance expenses in the period in which they are realized. These contractual volumetric gain/loss provisions could increase variability in our operating and maintenance expenses.

EBITDA, Adjusted EBITDA and Distributable Cash Flow
We define EBITDA as net income (loss) plus net interest expense, income taxes, depreciation and amortization attributable to both the Partnership and our Predecessors.

Adjusted EBITDA is the EBITDA directly attributable to the Partnership after deducting the EBITDA attributable to our Predecessors, further adjusted for:

•	The difference between cash distributions received and equity earnings from our affiliates.

•	Transaction costs associated with acquisitions.

•	Certain other noncash items, including expenses indemnified by Phillips 66.
Distributable cash flow is defined as adjusted EBITDA less net interest expense, maintenance capital expenditures and income taxes paid, plus adjustments for deferred revenue impacts and prefunded maintenance capital expenditures attributable to the Partnership.

EBITDA, adjusted EBITDA and distributable cash flow are not presentations made in accordance with accounting principles generally accepted (GAAP) in the United States. EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management believes external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may find useful to assess:

•
Our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA and adjusted EBITDA, financing methods.

•	The ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders.

•	Our ability to incur and service debt and fund capital expenditures.

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most directly comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Business Environment
Since we do not own any of the NGL, crude oil and refined petroleum products we handle and do not engage in the trading of NGL, crude oil and refined petroleum products, we have limited direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term.

Our throughput volumes primarily depend on the volume of crude oil processed and refined petroleum products produced at Phillips 66’s owned or operated refineries with which our assets are integrated, which in turn are primarily dependent on Phillips 66’s refining margins and maintenance schedules. Refining margins depend on the cost of crude oil or other feedstocks and the price of refined petroleum products. These prices are affected by numerous factors beyond our or Phillips 66’s control, including the domestic and global supply of and demand for crude oil and refined petroleum products. Throughput volumes of our equity affiliates primarily depend on upstream drilling activities, refinery performance and product supply and demand.

While we believe we have substantially mitigated our indirect exposure to commodity price fluctuations through the minimum volume commitments in our commercial agreements with Phillips 66 during the respective terms of those agreements, our ability to execute our growth strategy in our areas of operation will depend, in part, on the availability of attractively priced crude oil in the areas served by our crude oil pipelines and rail racks, demand for refined petroleum products in the markets served by our refined petroleum product pipelines and terminals, and the general demand for midstream services, including NGL transportation and fractionation.

RESULTS OF OPERATIONS

Unless otherwise indicated, discussion of results for the nine-month period ended September 30, 2017, is based on a comparison with the respective corresponding period of 2016.

	Millions of Dollars
	Nine Months Ended September 30
	2017*	2016
Revenues and Other Income
Operating revenues—related parties	$648	534
Operating revenues—third parties	32	22
Equity in earnings of affiliates	147	88
Other income	11	1
Total revenues and other income	838	645

Costs and Expenses
Operating and maintenance expenses	239	162
Depreciation	88	71
General and administrative expenses	52	50
Taxes other than income taxes	24	24
Interest and debt expense	72	31
Other expenses	1	—
Total costs and expenses	476	338
Income before income taxes	362	307
Provision for income taxes	2	1
Net income	360	306
Less: Net income attributable to Predecessors	61	103
Net income attributable to the Partnership	299	203
Less: General partner’s interest in net income attributable to the Partnership	112	63
Limited partners’ interest in net income attributable to the Partnership	$187	140

Net cash provided by operating activities	$486	371

Adjusted EBITDA	$493	282

Distributable cash flow	$400	250
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.

	Nine Months Ended September 30
	2017	2016
	Thousands of Barrels Daily
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly Owned Pipelines
Crude oil	965	1,010
Refined products and NGL	944	836
Total	1,909	1,846

Select Joint Venture Pipelines(2)
NGL	371	333

Terminals
Terminal throughput and storage volumes(3)
Crude oil(4)	522	534
Refined products and NGL	855	809
Total	1,377	1,343

Revenue Per Barrel (dollars)
Average pipeline revenue per barrel(5)	0.62	0.60
Average terminaling and storage revenue per barrel	0.42	0.41
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Total pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Terminal throughput and storage volumes include leased capacity converted to a MBD-equivalent based on capacity divided by days in the period.
(4) Crude oil terminals include Bayway and Ferndale rail rack volumes.
(5) Excludes equity affiliates.

The following tables present reconciliations of EBITDA and adjusted EBITDA to net income and EBITDA and distributable cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measures, for each of the periods indicated.

	Millions of Dollars
	Nine Months Ended September 30
	2017*	2016
Reconciliation to Net Income
Net income	$360	306
Plus:
Depreciation	88	71
Net interest expense	70	31
Provision for income taxes	2	1
EBITDA	520	409
Plus:
Distributions in excess of equity earnings	30	7
Expenses indemnified by Phillips 66	7	4
Transaction costs associated with acquisitions	3	4
Less:
EBITDA attributable to Predecessors	67	142
Adjusted EBITDA	493	282
Plus:
Deferred revenue impacts**	9	7
Less:
Net interest expense	71	31
Maintenance capital expenditures	31	8
Distributable cash flow	$400	250
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.
**Difference between cash receipts and revenue recognition.

	Millions of Dollars
	Nine Months Ended September 30
	2017*	2016
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$486	371
Plus:
Net interest expense	70	31
Provision for income taxes	2	1
Changes in working capital	(30)	16
Adjustment to equity earnings for cash distributions received	—	4
Other	(8)	(14)
EBITDA	520	409
Plus:
Distributions in excess of equity earnings	30	7
Expenses indemnified by Phillips 66	7	4
Transaction costs associated with acquisitions	3	4
Less:
EBITDA attributable to Predecessors	67	142
Adjusted EBITDA	493	282
Plus:
Deferred revenue impacts**	9	7
Less:
Net interest expense	71	31
Maintenance capital expenditures	31	8
Distributable cash flow	$400	250
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.
**Difference between cash receipts and revenue recognition.

Minimum Volume Commitments
Under certain of our transportation and terminal services agreements, if Phillips 66 fails to transport a minimum throughput volume during any quarter, then Phillips 66 will pay us a deficiency payment based on the calculation described in the agreement. Payments made by Phillips 66 for these shortfall volumes are initially recorded as “Deferred revenues” on our supplemental combined balance sheet, as Phillips 66 generally has the right to make up the shortfall volumes in the following four quarters. The deferred revenue is recognized at the earlier of the quarter in which Phillips 66 makes up the shortfall volumes or the expiration of the period in which Phillips 66 is contractually allowed to make up the shortfall volumes.

Detail on these transportation- and terminal-based deferred revenues follows:

	Millions of Dollars
	Nine Months Ended September 30
	2017	2016

Deferred revenues—beginning of period	$12	4
Quarterly deficiency payments(1)	17	7
Quarterly deficiency make-up/expirations(2)	(7)	(3)
Deferred revenues—end of period	$22	8
(1) Cash received with deferred revenue recognition.
(2) Revenue recognized on cash previously received.

Statement of Income Analysis

Operating revenues increased $124 million, or 22 percent, in the nine-month period of 2017, primarily due to additional revenues from the acquisitions of MSLP, as part of the Bakken Pipeline/MSLP Acquisition, and the River Parish NGL System acquired in November 2016, and additional storage capacity coming online at Clemens Caverns, partially offset by lower throughput volumes on the Gold Line Products System due to maintenance at Phillips 66’s Borger refinery.

Equity in earnings of affiliates increased $59 million, or 67 percent, in the nine-month period of 2017, primarily attributable to the acquisition of interests in the Bakken Pipeline, as part of the Bakken Pipeline/MSLP Acquisition, and higher earnings from DCP Sand Hills Pipeline, LLC (Sand Hills) and Bayou Bridge Pipeline, LLC (Bayou Bridge), largely due to higher volumes. In addition, the increase also reflected additional earnings from Bayou Bridge, which began operations in April 2016, and STACK Pipeline LLC (STACK), in which we acquired a 50 percent interest in August 2016.

Other income increased $10 million in the nine-month period of 2017. The increase was primarily due to the receipt of tax-related contractual make-whole payments associated with the transfer of a co-venturer’s interests in Sand Hills and DCP Southern Hills Pipeline, LLC to DCP Midstream, LP.

Operating and maintenance expenses increased by $77 million, or 48 percent, in the nine-month period of 2017, primarily due to increased operating expenses from the acquisitions of MSLP, as part of the Bakken Pipeline/MSLP Acquisition, and the River Parish NGL System in November 2016.

Depreciation increased $17 million, or 24 percent, in the nine-month period of 2017, primarily attributable to an increase in depreciable assets from the acquisitions of MSLP, as part of the Bakken Pipeline/MSLP Acquisition, and the River Parish NGL System in November 2016, additional cavern storage capacity placed into service, and accelerated depreciation for assets taken out of service.

Interest and debt expense increased $41 million in the nine-month period of 2017, primarily due to higher average debt principal balances as a result of the issuance of $1,125 million in aggregate principal amount of senior notes in October 2016.

CAPITAL RESOURCES AND LIQUIDITY
Significant Sources of Capital
Our sources of liquidity include cash generated from operations, borrowings from related parties and under our revolving credit facility, and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to fund our short-term working capital requirements, long-term capital expenditure requirements and our quarterly cash distributions.

Operating Activities
We generated $486 million in cash from operations during the first nine months of 2017, an improvement over cash from operations of $371 million for the corresponding period of 2016. The improvement was mainly driven by the Bakken Pipeline/MSLP Acquisition and working capital impacts.

Common Units
In August 2016, we completed a public offering of 6,000,000 common units representing limited partner interests at a price of $50.22 per common unit. We received proceeds (net of underwriting discounts and commissions) of $299 million from the offering. We utilized the net proceeds to repay the note assumed as part of the Initial Fractionator Acquisition and to repay other short-term borrowings incurred to fund our acquisition of an additional interest in Explorer and our contribution to form STACK Pipeline. See Note 4—Acquisitions in the Notes to Supplemental Combined Financial Statements included in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

In May 2016, we completed a public offering, consisting of an aggregate of 12,650,000 common units representing limited partner interests, at a price of $52.40 per common unit. We received proceeds (net of underwriting discounts and commissions) of $656 million from the offering (2016 Unit Offering). We utilized the net proceeds to partially repay debt assumed as part of the Subsequent Fractionator Acquisition. See Note 4—Acquisitions in the Notes to Supplemental Combined Financial Statements included in Exhibit 99.2 to this Current Report on Form 8-K for additional information.

ATM Program
In June 2016, we filed a prospectus supplement to the shelf registration statement for our continuous offering program that became effective with the Securities and Exchange Commission in May 2016, related to the continuous issuance of up to an aggregate of $250 million of common units, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings (such continuous offering program, or at-the-market program, is referred to as our ATM Program). For the nine months ended September 30, 2017, on a settlement date basis, we issued 3,323,576 common units under our ATM Program, which generated net proceeds of $171 million. For the nine months ended September 30, 2016, on a settlement date basis, we issued 346,152 common units under our ATM Program, generating net proceeds of $19 million. Since inception through September 30, 2017, we have issued an aggregate of 3,669,728 common units under our ATM Program, generating net proceeds of $190 million, after broker commissions of $2 million. The net proceeds from sales under the ATM Program are used for general partnership purposes, which may include funding of debt repayment, future acquisitions, capital expenditures and additions to working capital.

Issuances of common units under our ATM Program can reduce our General Partner’s interest below 2 percent. We expect the General Partner’s interest to be periodically restored to 2 percent in connection with dropdown transactions or through direct equity contributions. However, these future contributions from our General Partner cannot be assured. At September 30, 2017, our General Partner’s interest was slightly less than 2 percent.

Revolving Credit Facility
At September 30, 2017, and December 31, 2016, we had an aggregate of $87 million and $210 million, respectively, borrowed and outstanding under our $750 million revolving credit facility. We repaid the $87 million outstanding balance on our revolving credit facility in October 2017, utilizing proceeds from the equity and debt issuances discussed in the “Outlook” section.

Tax-Exempt Bonds
In connection with the Bakken Pipeline/MSLP Acquisition, we assumed four tranches of tax-exempt bonds issued by the Brazos River Harbor Navigation District. Each of the four tranches was issued in the amount of $25 million, with tranches maturing in 2018, 2020 and two tranches in 2021.

All four tranches accrue interest monthly based on a daily rate derived by the remarketing agent for the bonds. The interest rates are designed to represent the lowest rate acceptable by the tax-exempt, variable-rate bond market and approximate the tax-exempt bonds trading at par. At September 30, 2017, the rate for all four tranches averaged 1.14 percent.

Senior Bonds
In May 2017 and prior to their maturity, we repaid MSLP senior bonds assumed in the Bakken Pipeline/MSLP Acquisition with a carrying value of $136 million on the repayment date, which resulted in an immaterial gain.

Note Payable
In May 2016, in connection with the Subsequent Fractionator Acquisition, we entered into three separate Assignment and Assumption of Note agreements with subsidiaries of Phillips 66, pursuant to which we assumed the obligations under three term promissory notes (the Subsequent Notes), each with a $225 million principal balance. Also in May 2016, using proceeds from the 2016 Unit Offering, we repaid two of the Subsequent Notes in their entirety and reduced the outstanding balance on the remaining Subsequent Note to $19 million, which was repaid in June 2016.

Shelf Registration
We have a universal shelf registration statement on file with the SEC under which we, as a well-known seasoned issuer, have the ability to issue and sell an indeterminate amount of common units representing limited partner interests, preferred units representing limited partner interests, and debt securities.

Off-Balance Sheet Arrangements
We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Capital Requirements

Capital Expenditures and Investments
Our operations can be capital intensive, requiring investments to expand, upgrade, maintain or enhance existing operations and to meet environmental and operational requirements of our wholly owned and joint venture entities. Our capital requirements consist of maintenance and expansion capital expenditures, as well as contributions to our joint ventures. Examples of maintenance capital expenditures are those made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or to maintain existing system volumes and related cash flows. In contrast, expansion capital expenditures are those made to expand and upgrade our systems and facilities and to construct or acquire new systems or facilities to grow our business, including contributions to joint ventures that are using the contributed funds for such purposes.

Our capital expenditures and investments for the first nine months of 2017 and 2016 were:

	Millions of Dollars
	Nine Months Ended September 30
	2017	2016

Capital expenditures and investments attributable to the Partnership
Expansion	$194	199
Maintenance	31	8
Total	225	207
Capital expenditures attributable to Predecessors*	81	91
Total capital expenditures and investments*	$306	298
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.

Our capital expenditures and investments for the first nine months of 2017 were $306 million, primarily associated with the following activities:

•	Contributions to the Bakken Pipeline to continue development of two crude oil pipelines.

•	Contributions to Bayou Bridge to continue progress on its pipeline segment from Lake Charles, Louisiana, to St. James, Louisiana.

•	Contributions to STACK to extend the origination point of its pipeline system to access additional area producers and increase capacity.

•	Contributions to Sand Hills to increase capacity on its NGL pipeline system.

•	Reactivation and upgrading of various tanks at the Bayway Products System to facilitate additional storage and gasoline blending.

•	Contributions to Paradigm Pipeline LLC to fund its contributions to the Sacagawea Pipeline joint venture to construct a natural gas pipeline.

•	Various upgrades and replacements of assets.

Other Investing
During 2016, we paid $24 million to Phillips 66 to assume Phillips 66’s rights and obligations under an agreement to acquire the River Parish NGL System in southeast Louisiana. The payment to Phillips 66 is reflected as an “other” investing cash outflow in the supplemental combined statement of cash flows in 2016.

Cash Distribution
On October 18, 2017, the Board of Directors of our General Partner declared a quarterly cash distribution of $0.646 per common unit which, combined with distributions to our General Partner, resulted in a total distribution of $121 million, paid on November 13, 2017, to unitholders of record as of October 31, 2017.

Cash distributions will be made to our General Partner in respect of its general partner interest and its ownership of all incentive distribution rights (IDRs), which entitle our General Partner to receive increasing percentages, up to 50 percent, of quarterly cash distributions in excess of $0.244375 per unit. Accordingly, based on the per-unit distribution declared on October 18, 2017, our General Partner received 35 percent of the third-quarter 2017 cash distribution in respect of its general partner interest and its ownership of all IDRs.

Contingencies
From time to time, lawsuits involving a variety of claims that arise in the ordinary course of business are filed against us. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our combined financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include any contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other potentially responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Regulatory Matters
Our interstate common carrier crude oil and refined petroleum products pipeline operations are subject to rate regulation by the Federal Energy Regulatory Commission under the Interstate Commerce Act and Energy Policy Act of 1992, and certain of our pipeline systems providing intrastate service are subject to rate regulation by applicable state authorities under their respective laws and regulations. Our pipeline, rail rack and terminal operations are also subject to safety regulations adopted by the Department of Transportation, as well as to state regulations.

Legal and Tax Matters
Under our amended omnibus agreement, Phillips 66 provides certain services for our benefit, including legal and tax support services, and we pay an operational and administrative support fee for these services. Phillips 66’s legal and tax organizations apply their knowledge, experience and professional judgment to the specific characteristics of our cases and uncertain tax positions. Phillips 66’s legal organization employs a litigation management process to manage and monitor the legal proceedings against us. The process facilitates the early evaluation and quantification of potential exposures in individual cases and enables tracking of those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, Phillips 66’s legal organization regularly assesses the adequacy of current accruals and recommends if adjustment of existing accruals, or establishment of new accruals, is required. As of September 30, 2017, and December 31, 2016, we did not have any material accrued contingent liabilities associated with litigation matters.

Environmental
We are subject to extensive federal, state and local environmental laws and regulations. These requirements, which frequently change, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment at or on our facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of governmental orders that may subject us to additional operational constraints. Future expenditures may be required to comply with the Federal Clean Air Act and other federal, state and local requirements in respect of our various sites, including our pipelines and storage assets. The impact of legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity.

As with all costs, if these expenditures are not ultimately reflected in the tariffs and other fees we receive for our services, our operating results will be adversely affected. We believe that substantially all similarly situated parties and holders of comparable assets must comply with similar environmental laws and regulations. However, the specific impact on each may vary depending on a number of factors, including, but not limited to, the age and location of its operating facilities.

We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. New or expanded environmental requirements, which could increase our environmental costs, may arise in the future. We believe we are in substantial compliance with all legal obligations regarding the environment and have established the environmental accruals that are currently required; however, it is not possible to predict all of the ultimate costs of compliance, including remediation costs that may be incurred and penalties that may be imposed, because not all of the costs are fixed or presently determinable (even under existing legislation) and the costs may be affected by future legislation or regulations.

Paradis Pipeline Station Incident
On February 9, 2017, a fire occurred at the Paradis Pipeline Station on the River Parish NGL System.  There was one Phillips 66 employee fatality and other workers injured.  We continue to cooperate with regulatory agencies investigating this incident. We do not currently expect claims related to this incident, individually or in the aggregate, to have a material impact on our results of operations.

Indemnification and Excluded Liabilities
Under our amended omnibus agreement and pursuant to the terms of various agreements under which we acquired assets from Phillips 66, Phillips 66 will indemnify us, or assume responsibility, for certain environmental liabilities, tax liabilities, litigation and any other liabilities attributable to the ownership or operation of the assets contributed to us and that arose prior to the effective date of each acquisition. These indemnifications and exclusions from liability have, in some cases, time limits and deductibles. When Phillips 66 performs under any of these indemnifications or exclusions from liability, we recognize a non-cash expense and an associated non-cash capital contribution from our General Partner, as these are considered liabilities paid for by a principal unitholder.

We have assumed, and have agreed to pay, discharge and perform as and when due, all liabilities arising out of or attributable to the ownership or operation of the assets, or other activities occurring in connection with and attributable to the ownership or operation of the assets, from and after the effective date of each acquisition.

NEW ACCOUNTING STANDARDS

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business,” which clarifies the definition of a business with the objective of adding guidance to assist in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. The amendment provides a screen for determining when a transaction involves an acquisition of a business. If substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, then the transaction is not considered an acquisition of a business. If the screen is not met, then the amendment requires that, to be considered a business, the operation must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create an output. The guidance may reduce the number of transactions accounted for as business acquisitions. Public business entities should apply the guidance in ASU No. 2017-01 to annual periods beginning after December 15, 2017, including interim periods within those periods, with early adoption permitted. The amendment should be applied prospectively, and no disclosures are required at the effective date. We are currently evaluating the provisions of ASU No. 2017-01.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” In the new standard, the FASB modified its determination of whether a contract is a lease rather than whether a lease is a capital or operating lease under current accounting principles generally accepted in the United States (GAAP). A contract represents a lease if a transfer of control occurs over an identified property, plant and equipment for a period of time in exchange for consideration. Control over the use of the identified asset includes the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct its use. The FASB continued to maintain two classifications of leases - financing and operating - which are substantially similar to capital and operating leases under current guidance. Under the new standard, assets and liabilities arising from operating leases will require recognition on the balance sheet. The effect of all leases in the statement of comprehensive income and the statement of cash flows will be largely unchanged. Lessor accounting will also be largely unchanged. Additional disclosures will be required for financing and operating leases for both lessors and lessees. Public business entities should apply the guidance in ASU No. 2016-02 for annual periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted. Entities are required to adopt the ASU using a modified retrospective approach, subject to certain optional practical expedients, and apply its provisions to leasing arrangements existing at or entered into after the earliest comparative period presented in the financial statements. We are currently evaluating the provisions of ASU No. 2016-02 and assessing its impact on our supplemental combined financial statements. As part of our assessment work-to-date, we have formed an implementation team, commenced identification of our lease population and are evaluating lease software packages.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” to meet its objective of providing more decision-useful information about financial instruments. The majority of this ASU’s provisions amend only the presentation or disclosures of financial instruments; however, one provision affects net income. Equity investments carried under the cost method or lower of cost or fair value method of accounting, in accordance with current GAAP, will have to be carried at fair value upon adoption of ASU No. 2016-01, with changes in fair value recorded in net income. For equity investments that do not have readily determinable fair values, a company may elect to carry such investments at cost less impairments, if any, adjusted up or down for price changes in similar financial instruments issued by the investee, when and if observed. Public business entities should apply the guidance in ASU No. 2016-01 for annual periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption prohibited. We are currently evaluating the provisions of ASU No. 2016-01. Our initial review indicates that ASU No. 2016-01 will have a limited impact on our supplemental combined financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” This ASU and other related updates issued are intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets and expand disclosure requirements. In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. Public business entities should apply the guidance in ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods within that reporting period. As part of our assessment work-to-date, we have formed an implementation team, completed training on the new ASU’s revenue recognition model and are continuing our contract review and documentation. Our expectation is to adopt the standard on January 1, 2018, using the modified retrospective application. Our evaluation of the new ASU is ongoing, which includes understanding the impact of adoption on earnings from equity method investments and revenue generated by lease arrangements. Based on our analysis to-date, we have not identified any material impact on our supplemental combined financial statements, other than disclosure.

OUTLOOK

Bakken Pipeline/MSLP Acquisition
On September 19, 2017, we entered into a Contribution, Conveyance and Assumption Agreement (CCAA) with subsidiaries of Phillips 66 for us to acquire an indirect 25 percent interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC and a direct 100 percent interest in Merey Sweeny, L.P.

The assets acquired are described below:

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The Bakken Pipeline includes 1,926 combined pipeline miles which has 520,000 barrels per day (BPD) of crude oil capacity expandable to 570,000 BPD. There are receipt stations in North Dakota to access Bakken and Three Forks production, a delivery and receipt point in Patoka, Illinois, and delivery points in Nederland, Texas, including at the Phillips 66 Beaumont Terminal. The pipeline, which commenced commercial operations on June 1, 2017, is supported by long-term, fee-based contracts.

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MSLP owns a 125,000 BPD capacity vacuum distillation unit and a 70,000 BPD capacity delayed coker unit. MSLP processes residue from heavy sour crude oil into liquid products and fuel-grade petroleum coke at the Phillips 66 Sweeny Refinery in Old Ocean, Texas.

In connection with the closing of the acquisition, MSLP and Phillips 66 entered into an amended and restated tolling services agreement, effective October 1, 2017, with a 15-year term that includes a base throughput fee and a minimum volume commitment from Phillips 66.

The Bakken Pipeline/MSLP Acquisition closed on October 6, 2017. We paid Phillips 66 total consideration of $1.65 billion, consisting of $372 million in cash, the assumption of $588 million of promissory notes payable to Phillips 66 and a $450 term loan under which Phillips 66 was the obligor, and the issuance of 5,005,778 newly issued units, which were allocated as 4,713,113 common units to P66 PDI and 292,665 general partner units to our General Partner to maintain its 2 percent general partner interest. After the closing of the Bakken Pipeline/MSLP Acquisition, we repaid the $588 million of promissory notes and the $450 million term loan using proceeds from the private placement and debt issuances described below.

Debt and Equity Issuances
In part to fund the cash portion of the Bakken Pipeline/MSLP Acquisition consideration, on October 6, 2017, we closed on a private placement and issued the following:

•	13,819,791 perpetual convertible preferred units (Preferred Units) generating gross proceeds of $750 million.

•	6,304,204 common units generating gross proceeds of $300 million.

Together, the Preferred Units and common units issued in the private placement resulted in net proceeds, after deducting offering and transaction expenses, of approximately $1.03 billion. Additionally, on October 13, 2017, we closed on a public debt offering pursuant to our effective shelf registration statement and issued $500 million aggregate principal amount of 3.750% Senior Notes due 2028 and an additional $150 million aggregate principal amount of our outstanding 4.680% Senior Notes due 2045.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our commodity price risk and interest rate risk at September 30, 2017, did not differ materially from that disclosed under Item 7A of our 2016 Annual Report on Form 10-K.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about us and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	The continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements.

•	The volume of crude oil, NGL and refined petroleum products we transport, fractionate, process, terminal and store.

•	The tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators.

•	Changes in revenue we realize under the loss allowance provisions of our regulated tariffs resulting from changes in underlying commodity prices.

•	Fluctuations in the prices for crude oil, NGL and refined petroleum products.

•	Changes in global economic conditions and the effects of a global economic downturn on the business of Phillips 66 and the business of its suppliers, customers, business partners and credit lenders.

•	Liabilities associated with the risks and operational hazards inherent in transporting, fractionating, processing, terminaling and storing crude oil, NGL and refined petroleum products.

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Curtailment of operations due to severe weather disruption; riots, strikes, lockouts or other industrial disturbances; or failure of information technology systems due to various causes, including unauthorized access or attack.

•	Inability to obtain or maintain permits in a timely manner, if at all, including those necessary for capital projects, or the revocation or modification of existing permits.

•	Inability to comply with government regulations or make capital expenditures required to maintain compliance.

•	Failure to timely complete construction of announced and future capital projects.

•	The operation, financing and distribution decisions of our joint ventures.

•	Costs or liabilities associated with federal, state, and local laws and regulations relating to environmental protection and safety, including spills, releases and pipeline integrity.

•	Costs associated with compliance with evolving environmental laws and regulations on climate change.

•	Costs associated with compliance with safety regulations, including pipeline integrity management program testing and related repairs.

•	Changes in the cost or availability of third-party vessels, pipelines, railcars and other means of delivering and transporting crude oil, NGL and refined petroleum products.

•	Direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war.

•	The factors generally described in “Item 1A. Risk Factors” in our 2016 Annual Report on Form 10-K filed with the SEC on February 17, 2017.